Exhibit 99.1

2 Changi South Lane	65.6890.7188 Main
Singapore 486123	www.flextronics.com

P R E S S   R E L E A S E

Kevin Kessel

Vice President, Investor Relations

+1.408.576.7985

kevin.kessel@flextronics.com

Renee Brotherton

Vice President, Corporate Communications

+1.408.576.7189

renee.brotherton@flextronics.com

FLEXTRONICS REPORTS FOURTH QUARTER AND FISCAL YEAR 2011 RESULTS

•    Net Sales Increased 15% Year-Over-Year

•    Adjusted EPS Increased 31% to $0.21

•    GAAP EPS Increased 143% to $0.17

Singapore, April 27, 2011 — Flextronics (NASDAQ: FLEX) today announced results for its fourth quarter and fiscal year ended March 31, 2011 as follows:

	Three Month Periods Ended			Twelve Month Periods Ended
	March 31,	March 31,	Y/Y	March 31,	March 31,
(US$ in millions, except EPS)	2011	2010	Growth	2011	2010	Growth
Net sales	$6,859	$5,940	15%	$28,680	$24,111	19%
Adjusted operating income (1)	$189	$170	11%	$824	$598	38%
GAAP operating income	$176	$135	30%	$769	$435	77%
Adjusted net income (1)	$162	$130	25%	$688	$435	58%
GAAP net income	$135	$60	125%	$596	$19	3037%
Adjusted EPS (1)	$0.21	$0.16	31%	$0.87	$0.53	64%
GAAP EPS	$0.17	$0.07	143%	$0.75	$0.02	3650%

(1)     An explanation and reconciliation of non-GAAP financial measures to GAAP financial measures is presented in Schedule II attached to this press release.

Fourth Quarter and Fiscal Year 2011 Results

Net sales for the fourth quarter ended March 31, 2011 increased 15% to $6.9 billion compared to net sales for the quarter ended March 31, 2010 of $5.9 billion. Adjusted operating income increased $19 million or 11% to $189 million, compared to adjusted operating income of $170 million for the same quarter last year.  Adjusted net income for the fourth quarter ended March 31, 2011 was $162 million, an increase of $32 million or 25%, and adjusted EPS increased $0.05 or 31% to $0.21, compared to $130 million and $0.16, respectively, for the same quarter last year. GAAP operating income, net income, and EPS were all up significantly year-over-year.

“In fiscal 2011 we achieved strong year-over-year growth that was broadly distributed across all of our market segments. Every segment grew double-digits and overall for the year our company delivered $4.6 billion in organic growth,” said Mike McNamara, CEO of Flextronics.

“For fiscal 2011, we experienced strong operating leverage, growing our adjusted operating income 38% to $824 million, up from $598 million a year ago. Our fiscal 2011 ROIC also marked a new record at 30.5%.  In addition, during fiscal 2011 we generated $463 million in free cash flow which helped us buy back $400 million or 6% of our outstanding shares,” said Paul Read, CFO of Flextronics.

Authorization for New Share Repurchase

Flextronics also announced that its Board of Directors has authorized the repurchase of up to $200 million of the Company’s outstanding ordinary shares. This authorization is in support of the current shareholder authorization for the repurchase of up to 10% of outstanding ordinary shares. This authorization is in addition to the programs previously announced on May 28, 2010 and August 12, 2010, each for $200 million in share repurchases and recently concluded.

Share repurchases, if any, will be made in the open market at such times and in such amounts as management deems appropriate. The Company intends to affect any share purchases in compliance with SEC Rule 10b-18. The timing and actual number of shares repurchased will depend on a variety of factors including price, market conditions and applicable legal requirements. The share repurchase program does not obligate the Company to repurchase any specific number of shares and may be suspended or terminated at any time without prior notice.

Guidance

For the first quarter ending July 1, 2011, revenue is expected to be in the range of $7.1 billion to $7.6 billion and adjusted EPS is expected to be in the range of $0.20 to $0.23 per share.

GAAP earnings per share are expected to be lower than the guidance provided herein by approximately $0.03 per diluted share for quarterly intangible amortization and stock-based compensation expense.

Conference Calls and Web Casts

A conference call hosted by Flextronics’s management will be held today at 2:00 PM (PT) / 5:00 PM (ET) to discuss the Company’s financial results for the fourth quarter ended March 31, 2011.

The conference call will be broadcast via the Internet and may be accessed by logging on to the Company’s website at www.flextronics.com. Additional information in the form of a slide presentation may also be found on the Company’s site.  A replay of the broadcast will remain available on the Company’s website afterwards.

Minimum requirements to listen to the broadcast are Microsoft Windows Media Player software (free download at http://www.microsoft.com/windows/windowsmedia/download/default.asp) and at least a 28.8 Kbps bandwidth connection to the Internet.

About Flextronics

Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading Electronics Manufacturing Services (EMS) provider focused on delivering complete design, engineering and manufacturing services to automotive, computing,  consumer, industrial, infrastructure, medical and mobile OEMs.  Flextronics helps customers design, build, ship, and service electronics products through a network of facilities in 30 countries on four continents. This global presence provides design and engineering solutions that are combined with core electronics manufacturing and logistics services, and vertically integrated with components technologies, to optimize customer operations by lowering costs and reducing time to market. For more information, please visit www.flextronics.com.

# # #

This press release contains forward-looking statements within the meaning of U.S. securities laws, including statements related to future expected revenues and earnings per share. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.  These risks include: that future revenues and earnings may not be achieved as expected; our dependence on industries that continually produce technologically advanced products with short life cycles; our ability to respond to changes in economic trends, to fluctuations in demand for customers’ products and to the short-term nature of customers’ commitments; competition in our industry, particularly from ODM suppliers in Asia; our dependence on a small number of customers for the majority of our sales and our reliance on strategic relationships with major customers; the challenges of effectively managing our operations, including our ability to manage manufacturing processes, utilize available manufacturing capacity, control costs and manage changes in our operations; production difficulties, especially with new products; the risk of future restructuring charges that could be material to our financial condition and results of operations; our ability to design and quickly introduce world-class components products that offer significant price and/or performance advantages over competitive products, at commercially viable production yields and quantities; the impact on our margins and profitability resulting from our increased components offerings which have required substantial investments, and start-up and integration costs in our components, design and ODM businesses; supply shortages of required electronic components; compliance with legal and regulatory requirements, including regulatory quality standards applicable to medical devices; the challenges of international operations, including fluctuations in exchange rates beyond hedge boundaries leading to unexpected charges; changes in government regulations and tax laws, including any effects related to the expiration of tax holidays; our exposure to potential litigation relating to intellectual property rights, product warranty and product liability; our dependence on our key personnel; our ability to comply with environmental laws; the challenges of integrating acquired companies and assets; the effects that the current macroeconomic environment could have on our business and demand for our products as well as on our liquidity and our ability to access credit markets; and the effects that current credit and market conditions could have on the liquidity and financial condition of customers or suppliers, including any impact on their ability to meet contractual obligations to us on terms and conditions previously negotiated.  Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports on Form 10-K and 10-Q that we file with the U.S. Securities and Exchange Commission.  The forward-looking statements in this press release are based on current expectations and Flextronics assumes no obligation to update these forward-looking statements.

SCHEDULE I

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Month Periods Ended		Twelve Month Periods Ended
	March 31,	March 31,	March 31,	March 31,
	2011	2010	2011	2010
GAAP:
Net sales	$6,858,851	$5,940,156	$28,679,925	$24,110,733
Cost of sales	6,475,966	5,600,919	27,094,999	22,800,733
Restructuring charges	—	18,322	—	92,458

Gross profit	382,885	320,915	1,584,926	1,217,542

Selling, general and administrative expenses	206,607	183,582	816,349	767,134
Restructuring charges	—	1,991	—	15,070

Operating income	176,278	135,342	768,577	435,338

Intangible amortization	14,913	22,131	70,913	89,615
Interest and other expense, net	7,618	47,568	82,067	362,498

Income (loss) before income taxes	153,747	65,643	615,597	(16,775)

Provision (benefit) for income taxes	18,412	5,535	19,378	(35,369)
Net income	$135,335	$60,108	$596,219	$18,594

EPS:
GAAP	$0.17	$0.07	$0.75	$0.02
Non-GAAP	$0.21	$0.16	$0.87	$0.53

Diluted Shares used in computing per share amounts	775,883	826,721	790,192	821,112

See Schedule II for the reconciliation of GAAP to non-GAAP financial measures.  See the accompanying notes on Schedule IV attached to this press release.

SCHEDULE II

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)

(In thousands, except per share amounts)

(unaudited)

		Three Month Periods Ended		Twelve Month Periods Ended
		March 31,	March 31,	March 31,	March 31,
		2011	2010	2011	2010

GAAP gross profit		$382,885	$320,915	$1,584,926	$1,217,542
Stock-based compensation expense		2,325	3,120	10,312	11,026
Distressed customer charges	(2)	—	—	—	(44,581)
Restructuring and other charges	(3)	—	18,322	—	92,458
Non-GAAP gross profit		$385,210	$342,357	$1,595,238	$1,276,445

GAAP SG&A Expenses		$206,607	$183,582	$816,349	$767,134
Stock-based compensation expense		10,673	11,169	44,996	46,564
Distressed customer charges	(2)	—	—	—	42,235
Non-GAAP SG&A Expenses		$195,934	$172,413	$771,353	$678,335

GAAP operating income		$176,278	$135,342	$768,577	$435,338
Stock-based compensation expense		12,998	14,289	55,308	57,590
Distressed customer charges	(2)	—	—	—	(2,346)
Restructuring and other charges	(3)	—	20,313	—	107,528
Non-GAAP operating income		$189,276	$169,944	$823,885	$598,110

GAAP provision (benefit) for income taxes		$18,412	$5,535	$19,378	$(35,369)
Restructuring and other charges		—	(619)	—	272
Settlement of tax contingencies	(4)	—	—	34,715	59,669
Intangible amortization		822	1,926	5,348	7,269
Non-GAAP provision for income taxes		$19,234	$6,842	$59,441	$31,841

GAAP net income		$135,335	$60,108	$596,219	$18,594
Stock-based compensation expense		12,998	14,289	55,308	57,590
Distressed customer charges	(2)	—	—	—	(2,346)
Restructuring and other charges	(3)	—	20,313	—	107,487
Investment and notes impairment	(5)	—	—	—	199,439
Extinguishment of debt	(6)	—	10,478	—	10,478
Intangible amortization		14,913	22,131	70,913	89,615
Non-cash convertible debt interest expense		—	3,990	5,617	21,416
Adjustment for taxes	(4)	(822)	(1,307)	(40,063)	(67,210)
Non-GAAP net income		$162,424	$130,002	$687,994	$435,063

EPS:
GAAP		$0.17	$0.07	$0.75	$0.02
Non-GAAP		$0.21	$0.16	$0.87	$0.53

See the accompanying notes on Schedule IV attached to this press release.

SCHEDULE III

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2011	March 31, 2010
ASSETS

Current Assets:
Cash and cash equivalents	$1,748,471	$1,927,556
Accounts receivable, net	2,629,633	2,438,950
Inventories	3,550,286	2,875,819
Other current assets	1,125,809	747,676
	9,054,199	7,990,001

Property and equipment, net	2,141,063	2,118,576
Goodwill and other intangibles, net	213,083	254,717
Other assets	224,807	279,258
Total assets	$11,633,152	$10,642,552

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Bank borrowings, current portion of long-term debt and capital lease obligations	$21,179	$266,551
Accounts payable	5,081,898	4,447,968
Accrued payroll	381,188	347,324
Other current liabilities	1,344,666	1,285,368
Total current liabilities	6,828,931	6,347,211

Long-term debt, net of current portion:
Revolver	160,000	—
Term Loans and Senior Subordinated Notes	2,034,095	1,976,607
Other long-term debt and capital lease obligations	5,100	13,651
Other liabilities	310,330	320,516

Total shareholders’ equity	2,294,696	1,984,567
Total liabilities and shareholders’ equity	$11,633,152	$10,642,552

See the accompanying notes on schedule IV attached to this press release.

SCHEDULE IV

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO SCHEDULES I, II, & III

(1)  To supplement Flextronics’s unaudited selected financial data presented on a basis consistent with Generally Accepted Accounting Principles (“GAAP”), the Company discloses certain non-GAAP financial measures that exclude certain charges, including non-GAAP gross profit, non-GAAP selling, general and administrative expenses, non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share.  These supplemental measures exclude, among other items, stock-based compensation expense, restructuring charges, intangible amortization, non-cash convertible debt interest expense and certain other items.  These non-GAAP measures are not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies.  We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Flextronics’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Flextronics’s results of operations in conjunction with the corresponding GAAP measures.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures.   We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of Company performance.

In calculating non-GAAP financial measures, we exclude certain items to facilitate a review of the comparability of the Company’s operating performance on a period-to-period basis because such items are not, in our view, related to the Company’s ongoing operational performance.  We use non-GAAP measures to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, for calculating return on investment, and for benchmarking performance externally against competitors.  In addition, management’s incentive compensation is determined using certain non-GAAP measures.  Also, when evaluating potential acquisitions, we exclude certain of the items described below from consideration of the target’s performance and valuation.  Since we find these measures to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results.  We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:

•                  the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•                  the ability to better identify trends in the Company’s underlying business and perform related trend analyses;

•                  a better understanding of how management plans and measures the Company’s underlying business; and

•                  an easier way to compare the Company’s operating results against analyst financial models and operating results of competitors that supplement their GAAP results with non-GAAP financial measures.

The following are explanations of each of the adjustments that we incorporate into non-GAAP measures, as well as the reasons for excluding each of these individual items in the reconciliations of these non-GAAP financial measures:

Stock-based compensation expense consists of non-cash charges for the estimated fair value of stock options and unvested share bonus awards granted to employees and assumed in business acquisitions.  The Company believes that the exclusion of these charges provides for more accurate comparisons of its operating results to peer companies due to the varying available valuation methodologies, subjective assumptions and the variety of award types.  In addition, the Company believes it is useful to investors to understand the specific impact stock-based compensation expense has on its operating results.

Restructuring charges include severance, impairment, lease termination, exit costs and other charges primarily related to the closures and consolidations of various manufacturing facilities.  These costs may vary in size based on the Company’s acquisition and restructuring activities, are not directly related to ongoing or core business results, and do not reflect expected future operating expenses.  These costs are excluded by the Company’s management in assessing current operating performance and forecasting its earnings trends, and are therefore excluded by the Company from its non-GAAP measures.

Intangible amortization consists of non-cash charges that can be impacted by the timing and magnitude of acquisitions.  The Company considers its operating results without these charges when evaluating its ongoing performance and forecasting its earnings trends, and therefore excludes such charges when presenting non-GAAP financial measures.  The Company believes that the assessment of its operations excluding these costs is relevant to its assessment of internal operations and comparisons to the performance of its competitors.

Other charges or gains consists of various other types of items that are not directly related to ongoing or core business results, such as impairment charges associated with non-core investments and notes receivable.  We exclude these items because they are not related to the Company’s ongoing operating performance or do not affect core operations.  Excluding these amounts provide investors with a basis to compare Company performance against the performance of other companies without this variability.

Non-cash convertible debt interest expense consists of interest expense recorded as a result of required accounting for convertible debt instruments that may be settled in cash upon conversion.  The accounting requires the initial proceeds from the sale of convertible instruments to be allocated between a liability component and an equity component in a manner that results in non-cash interest expense on the debt component until maturity.  The Company considers its operating results without these charges when evaluating its ongoing performance and forecasting its earnings trends, and therefore excludes such charges when presenting non-GAAP financial measures.  The Company believes that the assessment of its operations excluding theses costs is relevant to its assessment of internal operations and comparisons to the performance of its competitors.

Adjustment for taxes relates to the tax effects of the various adjustments that we incorporate into non-GAAP measures in order to provide a more meaningful measure on non-GAAP net income and certain adjustments related to tax contingencies.

(2)          During the three-month period ended December 31, 2008, the Company incurred a $145.3 million charge as a result of the previously announced Nortel bankruptcy.  During the three-month period ended July 3, 2009, the Company revised its initial fiscal 2009 prior quarters estimates between charges associated with the write-off of inventory and provisions for doubtful accounts receivable with no net operating income impact.  In November 2009, the Company agreed to a settlement with Nortel primarily related to pre-bankruptcy petition claims.  As a result of this settlement, the Company revised its estimates related to the recovery of Nortel accounts receivable, certain retirement obligations and other claims.  In addition, the Company has continued to recover amounts related to previously reserved inventory as a result of continuing business with Nortel post bankruptcy.  During the twelve month period ended March 31, 2010, the Company recorded a net $2.3 million reduction to the original charge which included a reduction to cost of sales of $44.6 million net of an increase to selling general and administrative expenses of $42.2 million.

(3)          During the fiscal year ended March 31, 2010, the Company recognized restructuring charges as a result of the difficult macroeconomic conditions.  The global economic crisis and related decline in the Company’s customers’ products across all of the industries it serves, had caused the Company’s OEM customers to reduce their manufacturing and supply chain outsourcing negatively impacting the Company’s capacity utilization levels.  The Company’s restructuring activities, which include employee severance, costs related to owned and leased facilities and equipment that are no longer in use and are to be disposed of, and other costs associated with the exit of certain contractual arrangements due to facility closures, were intended to improve its operational efficiencies by reducing excess workforce and capacity.  In addition to the cost reductions, these activities have resulted in further shift of manufacturing capacity to locations with higher efficiencies and, in most instances, lower costs.

(4)          During the twelve month periods ended March 31, 2010 and 2011, the Company recognized non-cash tax benefits as a result of settlements in various tax jurisdictions.

(5)          During the twelve month period ended March 31, 2010, the Company impaired its carrying value in a certain non-core investment and notes receivable due to a reduction in estimated recoverability.

(6)          On March 19, 2010, the Company paid approximately $306.3 million to redeem the remaining aggregate principal balance of $299.8 million of its 6.5% Senior Subordinated Notes due 2013 at a redemption price of 102.167% of the principal amount. The Company recognized a loss associated with the early redemption of the notes of approximately $10.5 million consisting of the redemption price premium of approximately $6.5 million, transaction costs and the write-off of unamortized debt costs totaling approximately $4.0 million.

Free Cash Flow consists of GAAP net cash flows from operating activities less purchase of property and equipment net of dispositions.   We believe free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make investments, fund acquisitions and for certain other activities.  Since Free Cash Flow includes investments in operating assets, we believe this non-GAAP liquidity measure is useful in addition to the most directly comparable GAAP measure —“net cash flows provided by operating activities.”

Return on Invested Capital (ROIC) is calculated by dividing the two year average net invested capital asset base into the Company’s  annual after-tax non-GAAP operating income. After-tax non-GAAP operating income excludes charges for stock-based compensation expense, restructuring charges and certain other items. Net invested capital is defined as total assets less current liabilities and other long-term liabilities further adjusted for non-operating assets and liabilities.  Non-operating assets and liabilities are not included in the net invested capital asset base because they do not affect non-GAAP operating income.  Non-operating assets and liabilities include, but are not limited to, cash and cash equivalents, short-term investments, notes receivable, restructuring liabilities, accrued interest, short-term bank borrowings and current and non-current debt. We believe ROIC is a useful measure in providing investors with information regarding our performance.  ROIC is a widely accepted measure of earnings efficiency in relation to total capital employed.  We believe that increasing the return on total capital employed, as measured by ROIC, is an effective method to sustain and increase shareholder value.  ROIC is not a measure of financial performance under generally accepted accounting principles in the U.S., and may not be defined and calculated by other companies in the same manner.  ROIC should not be considered in isolation or as an alternative to net income or loss as an indicator of performance. The following table reconciles ROIC as calculated using after-tax non-GAAP operating income to the same performance measure calculated using the nearest GAAP measure, which is GAAP operating income adjusted for taxes:

ROIC	FY 2011
GAAP ROIC	28.5%
Adjustments noted above	2.0%
Non-GAAP ROIC	30.5%